Exhibit 10.19
The Williams Companies, Inc.
Severance Pay Plan
Effective January 1, 2008

THE WILLIAMS COMPANIES, INC.
SEVERANCE PAY PLAN
(As Amended and Restated Effective as of January 1, 2008)
Article 1
Definitions
The following capitalized words and phrases when used in the text of the Plan shall have the meanings set forth below. Words in the masculine gender shall connote the feminine gender as well.
1.1	“Administrative Committee” means the committee appointed to administer this Plan which is comprised of those individuals who are serving on the Administrative Committee on December 31, 2004, as well as any individual who becomes a member of the Administrative Committee pursuant to Section 5.4, until the time that any such individual ceases to be a member of the Administrative Committee pursuant to Section 5.4 of the Plan. The duties of the Administrative Committee are described in Article 5 of the Plan.
1.2	“Affiliate” means any Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with the Company.
1.3	“Aggregate Compensation” means Regular Wage Base and any annual cash incentive awards from a Participating Company or Affiliate annual incentive program.
1.4	“Base Salary” means the amount a Participant is entitled to receive as wages or salary on an annualized basis, including any salary deferral contributions made to any defined contribution plan maintained by the Participating Company and any amounts contributed by an Employee to any cafeteria plan, flexible benefits plan or qualified transportation plan maintained by the Participating Company in accordance with Sections 125, 132 and related provisions of the Code, but excluding all special pay, bonus, overtime, incentive compensation, commissions, cost of living pay, housing pay, relocation pay, other taxable fringe benefits and all extraordinary compensation, payable by the Company or any of its Affiliates as consideration for the Participant’s services, as determined on the date immediately preceding termination of employment, except that in the case of a termination of employment for Good Reason, Base Salary shall be determined as of the date immediately preceding the event which constitutes Good Reason.
1.5	“Benefits Committee” means the committee comprised of those individuals who were serving on the Benefits Committee on December 31, 2004, as well as any individual who becomes a member of the Benefits Committee pursuant to Section 5.3, until the time that any such individual ceases to be a member of the Benefits Committee pursuant to Section 5.3 of the Plan. The purely settlor duties of the Benefits Committee are described in Articles 5 and 6 of the Plan.

1.6	“Board of Directors” means the board of directors of the Company.
1.7	“Cause” means the occurrence of any one (1) or more of the following, as determined in the good faith and reasonable judgment of the Administrative Committee:
(a) willful failure by an Employee to substantially perform his duties (as they existed immediately prior to a reduction in force, job elimination or Change in Control), other than any such failure resulting from a disability as defined in the Participating Company or Affiliate disability program; or
(b) Employee’s conviction of or plea of nolo contendere to a crime involving fraud, dishonesty or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company or an Affiliate; or
(c) Employee’s willful or reckless material misconduct in the performance of his duties which results in an adverse effect on the Company or an Affiliate; or
(d) Employee’s willful or reckless violation or disregard of the code of business conduct or other published policy of the Company or an Affiliate; or
(e) Employee’s habitual or gross neglect of duties.
1.8	“Change Date” means the date on which a Change in Control first occurs.
1.9	“Change in Control” means the occurrence of: (i) a Change in the Ownership of the Company, as defined below; (ii) a Change in Effective Control of the Company, as defined below; or (iii) a Change in the Ownership of a Substantial Portion of the Assets of the Company, as defined below. To qualify as a Change in Control event, the occurrence of the event shall be objectively determinable, strictly ministerial, and shall not involve any discretionary authority by the Plan Administrator. Code Section 318(a) shall be applied to determine stock ownership for purposes of this section. Substantially vested stock underlying a vested option is considered owned by the person who holds the vested option (and the stock underlying an unvested option is not considered owned by the person who holds an unvested option). To qualify as a Change in Control with respect to a Participant, the Change in Control must relate to: (x) the corporation for whom the Participant is performing services at the time of the Change in Control event; (y) the corporation that is liable for the payment of benefits under this Plan (or all corporations which are liable for payment if more than one corporation is liable) but only if either the benefits are attributable to the performance of service by the Participant for such corporation (or corporations) or there is a bona fide business purpose for such corporation (or corporations) to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or (z) a corporation that is a majority shareholder of a corporation identified in subsections (x) or (y) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in subsections (x) or (y) above. The provisions of Treas. Reg. § 1.409A-3, as amended, shall govern with respect to the definition of terms as used therein and in the interpretation of whether a Change in Control has occurred.
(a) A “Change in the Ownership of the Company” occurs on the date that any one person or more than one person Acting as a Group, as defined below, acquires ownership of stock of the Company (“Stock”) that, together with Stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Stock. However, if any one person or more than one person Acting as a Group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Stock, the acquisition of additional Stock by the same person or persons is not considered to cause a Change in the Ownership of the Company. An increase in the percentage of Stock owned by any one person, or persons Acting as a Group, as a result of a transaction in which the Company acquires its Stock in exchange for property will be treated as an acquisition of Stock for purposes of this subsection. This subsection applies only when there is a transfer of Stock (or issuance of Stock) and Stock remains outstanding after the transaction.
(b) “Acting as a Group” persons will not be considered to be Acting as a Group solely because they purchase or own Stock at the same time or as a result of the same public offering. However, persons will be considered to be Acting as a Group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of Stock, or similar business transaction with the Company. If a person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of Stock or similar transaction involving another corporation, such shareholder is considered to be Acting as a Group with other shareholders only in such corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
(c) A “Change in the Effective Control of the Company” occurs only on either of the following dates: (i) The date that any one person, or more than one person Acting as a Group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of the Stock possessing thirty percent (30%) or more of the total voting power of the Stock of the Company; or (ii) The date a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election.
     If any one person, or more than one person Acting as a Group, is considered to be in effective control of a Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in the Effective Control of the Company.
(d) A “Change in the Ownership of a Substantial Portion of the Assets of the Company” occurs on the date that any one person, or more than one person Acting as a Group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, the gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change in the Ownership of a Substantial Portion of the Assets of the Company when there is a transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change in the Ownership of a Substantial Portion of the Assets of the Company if the assets are transferred to: (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its Stock; (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or more than one person Acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding Stock; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person, or more than one person Acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding Stock. For purposes of this subsection (d), and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.
1.10	“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.
1.11	“Company” means The Williams Companies, Inc., a Delaware corporation and any successor or successors thereto that continue this Plan pursuant to Section 6.1 or otherwise.
1.12	“Compensation Committee” means the Committee of the Board of Directors designated as the Compensation Committee.
1.13	“Comparable Offer of Employment” means an offer of employment for a position with the Company, any of its Affiliates, or any successor of the Company or its Affiliates that provides for a Regular Wage Base equal to or greater than the Participant’s Regular Wage Base immediately preceding the Participant’s termination date. A successor of the Company or any of its Affiliates shall include, but shall not be limited to, any entity (or its Affiliate) involved in or in any way connected with a corporate rearrangement, total or partial merger, acquisition, sale of stock, sale of assets or any other transaction. A Comparable Offer of Employment includes, without limitation, a position that requires the Employee to transfer to a different work location (without your consent), but only so long as the Employee’s commuting distance to the new work location is not increased more than fifty (50) miles beyond the commuting distance to his or her current work location (except for travel reasonably required in the performance of your duties).

1.14	“Effective Date” means January 1, 2008, which is the effective date of this amendment and restatement.
1.15	“Employee” means any regular full-time or part-time employee in the service and on the payroll of a Participating Company as a common law employee with the exception of any employee who is excluded either by this Section 1.15 or Section 2.2. An Employee is considered as part-time if he is regularly scheduled to work at least fifty percent of the number of hours in the normal workweek established by a Participating Company. A regular employee receiving benefits under a Participating Company’s Short-Term Disability Program or Long-Term Disability Program is an Employee for purposes of this Plan. Employee shall not include:
(a) an Employee who is a member of a group of Employees represented by a collective bargaining representative, unless such agreement expressly provides for coverage of bargaining unit employees under the Plan;
(b) an Employee who is not a resident of the United States and not a citizen of the United States;
(c) a nonresident alien;
(d) a weekly-paid employee employed at a retail petroleum convenience store in any capacity other than a store manager;
(e) a seasonal employee, temporary employee, leased employee, term employee, or an employee not employed on a regularly scheduled basis;
(f) a person who has a written employment contract or other contract for services, unless such contract expressly provides that such person is an employee;
(g) a person who is paid through the payroll of a temporary agency or similar organization regardless of any subsequent reclassification as a common law employee;
(h) a person who is designated, compensated or otherwise treated as an independent contractor by a Participating Company or its Affiliates regardless of any subsequent reclassification as a common law employee;
(i) a person who has a written contract with a Participating Company or its Affiliates which states either that such person is not an employee or that such person is not entitled to receive employee benefits from a Participating Company for services under such contract;
(j) an individual who is not contemporaneously classified as an Employee for purposes of the Participating Company’s payroll system. In the event any such individual is reclassified as an Employee for any purpose, including, without limitation, as a common law or statutory employee, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individual will, notwithstanding such reclassification, remain ineligible for participation hereunder and will not be considered an eligible Employee. In addition to and not in derogation of the foregoing, the exclusive means for an individual who is not contemporaneously classified as an Employee of the Participating Company’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan which specifically renders such individual eligible for participation hereunder;
(k) any individual retained by a Participating Company or its Affiliates directly or through an agency or other party to perform services for an Employer (for either a definite or indefinite duration) in the capacity of a fee-for-service worker or independent contractor or any similar capacity including, without limitation, any such individual employed by temporary help firms, technical help firms, staffing firms, employee leasing firms, professional employer organizations or other staffing firms, whether or not deemed to be a “common law” employee; or
(l) any Employee of the Company or its Affiliates that holds a position that has been classified as an executive position by the Company’s executive compensation department.
1.16	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. References to a particular section of ERISA include references to regulations and rulings thereunder and to successor provisions.
1.17	“Good Reason” means the occurrence, within a pre-determined limited period of time not to exceed two (2) years following the initial existence of one (1) or more of the following conditions arising without the consent of the Participant:
(a) a material diminution in the Participant’s “base compensation” as such term is defined pursuant to guidance under Section 409A of the Code issued by the Internal Revenue Service; or
(b) a material diminution in the Participant’s authority, duties, or responsibilities; or
(c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company or any of its Affiliates (or similar governing body with respect to an entity other than a corporation); or
(d) a material diminution in the budget over which the Participant retains authority; or
(e) a material change in the geographic location at which the Participant must perform the services; or

(f) any other action or inaction that constitutes a material breach by the Company or the Affiliate that employs the Participant of the agreement under which the Participant provides services.
     The amount, time, and form of payment upon the “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) must be substantially identical to the amount, time and form of payment payable due to an actual involuntary separation from service, to the extent such a right exists. The Participant must be required to provide notice to the Company or any of its Affiliates of the existence of the condition described in this Section 1.17 of this Plan within a period not to exceed ninety (90) days of the initial existence of the condition, upon the notice of which the service recipient must be provided a period of at least thirty (30) days during which it may remedy the condition and not be required to pay the amount.
     [Further, no act or omission shall be ‘Good Reason’ if Participant has consented in writing to such act or omission.
1.18	“Leave of Absence” means an absence, with or without compensation, authorized on a non-discriminatory basis by the Company or any of its Affiliates. For the purposes of this Plan, Leave of Absence includes any leave of absence other than a Family and Medical Leave of Absence or Military Leave of Absence.
1.19	“Participant” means an Employee participating in the Plan as provided in Article 2.
1.20	“Participating Company” means the Company and any Affiliate of the Company, which has adopted this Plan in accordance with Section 6.11.
1.21	“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporate entity or government instrumentality, division, agency, body or department.
1.22	“Plan” means The Williams Companies, Inc. Severance Pay Plan.
1.23	“Plan Administrator” means the Administrative Committee appointed under Article 5.
1.24	“Plan Year” means the twelve (12) month period from January 1 through December 31.
1.25	“Regular Wage Base” means an Employee’s total weekly salary or wages, including any salary deferral contributions made to any defined contribution plan maintained by the Participating Company and any amounts contributed by an Employee to any cafeteria plan, flexible benefit plan or qualified transportation plan maintained by the Participating Company in accordance with Sections 125, 132 and related provisions of the Code, but excluding any bonuses, overtime, incentive compensation, commissions, cost of living pay, housing pay, relocation pay, other taxable fringe benefits and all other extraordinary compensation.

1.26	“Related Party” means an Affiliate or any employee benefit plan (or any related trust) sponsored or maintained by the Company or any of its Affiliates.
1.27	“Sponsor” means The Williams Companies, Inc., a Delaware corporation.

1.28	“Years of Service” means a Participant’s length of service with the Participating Company as set by the latest hire date or rehire date of such Participant. For purposes of this Plan, after the first year of service as a Participant, only full, completed years of service will be counted. Service with a predecessor company will not be included unless, and to the extent that, the Plan Administrator determines such service be included and notifies the Participant in writing that such service is included. Notwithstanding anything to the contrary above, effective as of January 1, 2008, with respect to a participant who was outsourced to International Business Machines Corporation (“IBM”) at some point on or after July 1, 2004, that was subsequently in-sourced back to the Company or any of its Participating Companies with no break in service between his or her outsourced employment with IBM and his or her in-sourcing back to the Company or any Participating Companies, then such Participant’s latest hire date prior to the outsourcing to IBM shall be used to determine the number of Years of Service and in addition, the time spent at IBM during the outsourcing prior to the direct in-sourcing shall also be included in the determination of the number of Years of Service for such Participant.
     If a Participant is terminated for any reason other than Cause and is rehired by the Participating Company within twelve (12) months of such termination date, years of service prior to such termination will be bridged and used in determining years of service for the purposes of severance pay benefits in the event the Participant becomes eligible for severance pay. The Plan Administrator’s determination of Years of Service in its sole and absolute discretion will be final and binding on all persons to the maximum extent permitted by law.
Article 2
Eligibility
2.1	Eligibility. Any Employee, who is not excluded pursuant to Section 2.2, shall be entitled to become a Participant in the Plan only when and only if all of the following conditions of subsection (a), (b) or (c) are met:
(a) The senior officer of the Company responsible for compensation or benefits, or such senior officer’s designee, approves a reduction in force or job elimination and the Employee is notified in writing that employment is being involuntarily terminated due to the elimination of his position. The Employee will become a Participant on his designated termination date, provided the Employee remains in employment until his designated termination date.

(b) The Employee’s employment is terminated involuntarily or for Good Reason within two (2) years after a Change in Control, in which case, the Employee will become a Participant upon the date of employment termination.
(c) The Employee is involuntarily terminated from employment by the Company within the thirty (30) day period prior to a Change in Control for the purpose of avoiding application of this Plan, in which case, the Employee will become a Participant upon the date of involuntary termination.
2.2	Exclusions. Notwithstanding the provisions of Section 2.1, an Employee will not become a Participant in the Plan if any of the following conditions occur:
(a) An Employee discharged for Cause.
(b) An Employee voluntarily resigns for any reason, including retirement, except in the case of resignation for Good Reason within two (2) years after a Change in Control.
(c) An Employee accepts any benefits under an early retirement incentive plan.
(d) An Employee fails to make a bona fide effort to secure employment within a Participating Company or any of its Affiliates, or any successor of the Company or its Affiliates.
(e) An Employee transfers to or receives a Comparable Offer of Employment from a Participating Company or any of its Affiliates.
(f) An Employee receives a Comparable Offer of Employment after a corporate rearrangement, total or partial merger, acquisition, sale of stock, sale of assets or other transaction.
(g) An Employee accepts an offer of employment with a Participating Company or any of its Affiliates, whether or not such offer of employment constitutes a Comparable Offer of Employment.
(h) An Employee accepts an offer of employment with any purchaser company or resultant entity, or an affiliate of such a company or entity, after a corporate rearrangement, total or partial merger, acquisition, sale of stock, sale of assets or other transaction, whether or not such offer of employment constitutes a Comparable Offer of Employment.
(i) An Employee dies prior to his termination of employment.
(j) Except as provided in subsection (k), an Employee on a Leave of Absence at the time he is notified that his employment is being terminated due to a reduction in force.
(k) An Employee receiving benefits under the Short-Term Disability Program. This exclusion may not apply if the Employee would have returned to work within the initial six-month period of short-term disability had his termination of employment not occurred and a senior officer of the Company responsible for compensation or benefits, or such senior officer’s designee, approves eligibility for severance upon release to return to work in his sole discretion. This exclusion does not apply in the event of a Change in Control.
(l) An Employee receiving benefits under the Long-Term Disability Program.
(m) An Employee has a written employment contract which contains severance provisions.
(n) An Employee received or is eligible to receive more favorable severance pay benefits under any other severance pay plan, agreement or arrangement of a Participating Company, any of its Affiliates, or any successor of a Participating Company.
Article 3
Benefits
3.1	Severance Pay. Except as provided in Section 3.7, subject to the Participant signing a release of claims prepared by the Company within fifty (50) days of termination date, a Participant will be eligible for severance pay benefits under this Section 3.1 equal to:
(a) the product of: (i) two (2) weeks multiplied by; (ii) the Participant’s Regular Wage Base, if the Participant has less than one (1) full, completed Year of Service; or
(b) the product of: (i) two (2) weeks for each full, completed Year of Service, with a minimum of six (6) weeks and a maximum of fifty-two (52) weeks, multiplied by; (ii) the Participant’s Regular Wage Base, if the Participant has completed at least one (1) full Year of Service.
3.2	Change in Control Severance Pay. Subject to the Participant signing a release of claims prepared by the Company within fifty (50) days of termination of employment, if a Participant’s employment is terminated for Good Reason or involuntarily within two (2) years after a Change in Control, the Participant will be eligible for severance pay benefits under this Section 3.2 in lieu of any benefits under Section 3.1 with the amount of such benefits equal to the sum of:
(a) the product of: (i) the number of the Participant’s full, completed Years of Service multiplied by; (ii) three (3), and multiplied by; (iii) the Participant’s Regular Wage Base;
(b) the product of: (i) Participant’s Regular Wage Base multiplied by; (ii) the quotient of the Participant’s Base Salary divided by ten thousand (10,000); and
(c) the product of: (i) the Participant’s target annual bonus (with respect to the calendar year in which the termination occurs) multiplied by; (ii) a fraction, the numerator of which equals the number of days from and including the first day of such calendar year through and including the date of termination, and the denominator of which equals three hundred and sixty-five (365) (reduced by any annual bonus amount received with respect to such calendar year).
     Notwithstanding the foregoing, the sum of subsections (a) and (b) of this Section 3.2 shall not be less than the product of the Participant’s Regular Wage Base multiplied by twelve (12) nor more than the product of the Participant’s Regular Wage Base multiplied by one hundred and four (104).
3.3	Notice. Any Participant who is terminated and receives less than two (2) weeks notice from a Participating Company will receive, in addition to the benefits provided in Section 3.1 or 3.2 (whichever applies), severance pay for the lack of notice. Weeks or fractions thereof, will be granted which is equal to the difference between two (2) weeks and the number of days notice received by the Participant. The amount of severance pay will be equal to the number of weeks and/or fractions thereof granted to a Participant under this Section 3.3 times the Participant’s Regular Wage Base. No payment will be made under this Section 3.3 if total severance pay exceeds the maximum benefit allowed.
3.4	Form of Payment. Severance benefits payable to a Participant under Section 3.1 shall be paid in a lump sum no later than sixty (60) days from the date of the Participant’s termination of employment.
3.5	Other Benefit Plans. Participants, regardless of whether they sign the release of claims required to receive severance payments, who are otherwise entitled to receive severance pay and who are eligible to continue participation in certain welfare benefit plans may choose to continue their participation in accordance with this Section 3.5. Continued participation in such welfare benefit plans is subject to the terms and conditions of the applicable plan documents or insurance contracts in effect on the date of the Participant’s termination from employment. Generally, the Participant has the option to elect the currently maintained Participating Company group medical and dental plan that he is currently enrolled for up to 18 months under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage. If the Participant timely and properly elects COBRA coverage, the premiums for COBRA coverage will be limited to the active employee rate for the initial three months of coverage. At the end of this three-month period, the Participant will be required to pay the full cost for medical and/or dental benefits under COBRA for the remainder of the 18-month period. Participation in the Participating Company group medical and dental plan will generally cease on the date the Participant or his dependents become covered under any other medical plan or dental plan.
3.6	Paid-Time Off (“PTO”) Program. A Participant, regardless of whether he signs the release of claims required to receive severance payments, shall be paid a single lump sum payment for applicable PTO hours earned but not taken prior to the Participant’s employment termination. PTO time will not be considered for purposes of continued coverage under any of the other various employee benefit plans maintained by the Participating Company.

3.7	Rehired Participants after Receipt of Severance Pay. This Section 3.7 applies to Participants rehired by a Participating Company or any Affiliate after receipt of severance pay under Section 3.1.
(a) Severance Pay. The Participant will be entitled to keep a portion of his severance pay equal to the number of weeks and/or fraction of weeks between his termination date and the date of rehire. Any remainder must be returned to the Participating Company that paid the severance pay upon rehire or it will be deducted from his wages paid after rehire.
     If a Participant is rehired within twelve (12) months of his termination date and again becomes eligible for severance pay due to a subsequent event within twelve (12) months of rehire, subject to the Participant signing a release of claims prepared by the Company within fifty (50) days of such subsequent termination date, the Participant will be eligible to receive the greater of:
(i) the sum of any remaining severance not yet received from the initial termination date in accordance with Section 3.1, plus two (2) weeks of severance pay; or
(ii) two (2) weeks of severance pay.
Severance pay under this Section 3.7 will be paid in accordance with Section 3.4.
(b) PTO. If a Participant is rehired within the same calendar year in which his employment was terminated and he received payment for PTO earned but not taken, he may either retain the payment and forfeit PTO time for which he was eligible prior to his employment termination, or he may return to the Company the amount he received and reinstate PTO time for which he was eligible prior to termination.
3.8	Discretionary Benefits. Under no circumstances will any discretionary benefits be paid unless the senior officer of the Company responsible for compensation or benefits, or such senior officer’s designee, signs a written document describing such benefits. Payment of such discretionary benefits will be made only in accordance with the terms of that document.
3.9	No Vesting. Employees have no vested right to any benefits set forth in the Plan until such time as an Employee becomes entitled to receive benefits under Article 2; however, the Participant must timely execute a release in accordance with Section 3.1 or 3.2 (whichever applies) to receive any benefits under this Plan.
3.10	Integration with Plant Closing Law(s). To the extent that a federal, state or local law, including, but not limited to the Worker Adjustment and Retraining Act, requires a Participating Company, as an employer, to provide notice and/or make a payment to an

Employee because of that Employee’s involuntary termination, or pursuant to a plant closing law, the benefit payable under this Plan, including without limitation benefits payable under Section 3.3, shall be reduced by any Regular Wage Base paid during such notice period and/or by such other required payment.
     Nothing in this section or any other section of this Plan shall be used to reduce benefits under this Plan because of payments under state unemployment insurance laws.
Article 4
Claims
4.1	Claims for Benefits. To obtain payment of any benefits under the Plan, a Participant must comply with such rules and procedures as the Plan Administrator may prescribe.
4.2	Claims Procedure. The Plan Administrator shall adopt, and may change from time to time, claims procedures, provided that such claims procedures and changes thereof shall conform to Section 503 of the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder. Such claims procedures, as in effect from time to time, shall be deemed to be incorporated herein and made a part hereof.
Article 5
Administration
5.1	Fiduciaries. Under certain circumstances, the Administrative Committee may be determined by a court of law to be a fiduciary with respect to a particular action under the Plan; provided that any claims administrator will be a named fiduciary with respect to claims and appeals related to benefit determinations.
5.2	Allocation of Responsibilities.
(a) Administrative Committee. The Administrative Committee shall serve as Plan Administrator and shall have exclusive authority and responsibility for those functions set forth in Section 5.4 and in other provisions of this Plan.
(b) Claims Administrator. Claims Administrator shall have the responsibility to make claims and appeals decisions related to benefit determinations in accordance with the claims procedure.
5.3	Provisions Concerning the Benefits Committee.
(a) Membership and Voting. The Benefits Committee shall consist of not less than three (3) members and not more than five (5) members and vacancies of the Benefits Committee shall be filled by the remaining members of the Benefits Committee.

(b) Powers and Duties of Benefits Committee. The Benefits Committee shall have the authority and responsibility for:
     (i) Those responsibilities as detailed in Article 6.
     The Benefits Committee may appoint such accountants, counsel, specialists, and other persons as it deems necessary or desirable in connection with its duties under this Plan. Such accountants and counsel may, but need not, be accountants and counsel for the Company or an affiliate.
5.4	Provisions Concerning the Administrative Committee.
(a) Membership and Voting. The Administrative Committee shall consist of not less than three (3) members. The Administrative Committee may remove any of its members at any time, with or without cause, by written notice to such member. Any member may resign by delivering a written resignation to the Administrative Committee. Vacancies in the Administrative Committee arising by death, resignation or removal shall be filled by the Administrative Committee. The Administrative Committee shall act by a majority of its members at the time in office, and such action may be taken by a vote at a meeting, in writing without a meeting, or by telephonic communications. Attendance at a meeting shall constitute waiver of notice thereof. A member of the Administrative Committee who is a Participant in the Plan shall not vote on any question relating specifically to such Participant. Any such action shall be voted or decided by a majority of the remaining members of the Administrative Committee. The Administrative Committee shall designate one of its members as the Chairman and shall appoint a Secretary who may, but need not, be a member. The Administrative Committee may appoint from its members such subcommittees with such powers as the Administrative Committee shall determine.
(b) Duties of Administrative Committee. Except as otherwise expressly provided in the Plan, the Administrative Committee shall be responsible for the administration of the Plan, with all powers and discretionary authority necessary to enable the Administrative Committee to carry out its duties in that respect. Not in limitation, but in amplification of the foregoing, the Administrative Committee shall have the following duties, responsibilities and full discretionary authority with respect to the administration of the Plan:
(i) To prescribe procedures and forms to be followed by Participants in filing applications for benefits and for furnishing evidence necessary to establish their rights to benefits under the Plan;
(ii) To interpret the Plan, and to resolve ambiguities, inconsistencies and omissions in accordance with the intent of the Plan;
(iii) To decide on questions concerning the Plan and the eligibility of an Employee to participate in the Plan, in accordance with the provisions of the Plan;

(iv) To make benefit payments directly to Participants and/or their assignees entitled to benefits under the Plan;
(v) To find facts and to grant or deny claims relating to eligibility or the payment or nonpayment of benefits under the Claims Procedure in accordance with Article 4;
(vi) To obtain from the Participating Companies, Participants and others, such information as it shall deem to be necessary for the proper administration of the Plan;
(vii) To take all steps to properly administer the Plan in accordance with its terms and the requirements of applicable law;
(viii) To execute any certificate, instrument or other written direction on behalf of the Plan with respect to the administration of this Plan; and
(ix) To appoint such accountants, counsel, specialists, and other persons as it deems necessary or appropriate in connection with the administration of this Plan. In this regard, the Administrative Committee may cause the Company to enter into contracts with third parties if the Administrative Committee determines such contracts are desirable in connection with the administration of the Plan. Such accountants and counsel may, but need not, be accountants and counsel for the Company or an Affiliate.
     The Administrative Committee shall have no power to add to any benefit not provided under the provisions of the Plan, nor to waive or fail to apply any requirement of eligibility for a benefit under the Plan.
     No determination of the Administrative Committee for any Participant shall create a basis for retroactive adjustment for any other Participant.
     All regulations, procedures, and rules with respect to any of the above-described duties, responsibilities, and authorities shall be promulgated by the Administrative Committee (or its delegate) in its sole discretion, and all such regulations, procedures, and rules shall be conclusive and binding on all persons to the maximum extent permitted by law.
     All decisions of the Administrative Committee with respect to the Plan’s administration, including, but not limited to, interpretations of the Plan, benefit determinations, claims decisions relating to eligibility, and questions concerning the administration and application of the Plan, shall be made by the Administrative Committee (or its delegate) in its sole discretion, and all such determinations and decisions shall be conclusive and binding on all persons to the maximum extent permitted by law.

(c) Recordkeeping. The Administrative Committee or its delegate shall keep full and complete records of the administration of the Plan. The Administrative Committee or its delegate shall prepare such reports and such information concerning the Plan and the administration thereof by the Administrative Committee (or its delegate) as may be required under the Code or ERISA and the regulations promulgated thereunder.
(d) Inspection of Records. The Administrative Committee or its delegate shall, during normal business hours, make available to each Participant for examination by him at the principal office of the Administrative Committee, a copy of the Plan and such records of the Administrative Committee as may pertain to such Participant. No Participant shall have the right to inquire as to or inspect the accounts or records with respect to other Participants.
5.5	Delegation of Responsibilities; Bonding.
(a) Delegation and Allocation. The Administrative Committee shall have the authority to delegate or allocate, from time to time, by a written instrument, all or any part of its responsibilities under this Plan to such person or persons as it may deem advisable and in the same manner to revoke any such delegation or allocation of responsibility. Any action of a person in the exercise of such delegated or allocated responsibility shall have the same force and effect for all purposes hereunder as if such action had been taken by the Administrative Committee. The Administrative Committee shall not be liable for any acts or omissions of any such person, who shall periodically report to the Administrative Committee concerning the discharge of the delegated or allocated responsibilities.
(b) Bonding. The members of the Benefits Committee, and the Administrative Committee shall serve without bond (except as expressly required by federal law) and without compensation for their services as such.
5.6	No Joint Fiduciary Responsibilities. This Plan is intended to allocate to the Administrative Committee the individual responsibility for the prudent execution of the functions assigned to it, and none of such responsibilities or any other responsibility shall be shared by any other entity unless such sharing is provided for by a specific provision of the Plan. Whenever one fiduciary is required herein to follow the directions of another fiduciary, the two fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of a fiduciary receiving such directions shall be to follow them insofar as such instructions are on their face proper under applicable law.
5.7	Fiduciary Capacity. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.
5.8	Right to Receive and Release Necessary Information. The Administrative Committee may release or obtain any information necessary for the application, implementation and determination of this Plan or other Plans without consent or notice to any person. This information may be released to or obtained from any insurance company, organization or person. Any individual claiming benefits under this Plan shall release to the Administrative Committee such information as the Administrative Committee, in its sole and absolute discretion, determines to be necessary to implement this provision.
Article 6
General Provisions
     6.1 Successor to Company. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) which becomes such after Change in Control has occurred to all or substantially all of the business and/or assets of the Company in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor (which becomes such after a Change in Control of the Company has occurred) would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company and any successor or assignee to the business or assets that by reason hereof becomes bound by this Plan.
6.2	Duration. The Plan shall continue indefinitely unless terminated as provided in subsection 6.3 hereof.
6.3	Amendment and Termination.
(a) Subject to subsection 6.3(b), the Compensation Committee and/or the Benefits Committee, in its settlor capacity, reserves the right at any time to terminate the Plan. The Compensation Committee reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to modify or amend in whole or in part any or all of the provisions of the Plan. The Benefits Committee shall have the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to modify or amend in whole or in part any or all of the provisions of the Plan, provided such modification or amendment constitutes a non-material amendment. Non-material amendments consist of: (i) changes required by applicable law; (ii) changes (including retroactive changes) necessary to maintain the Plan’s qualification status; (iii) modifications of the administrative provisions of the Plan to cause the Plan to operate more efficiently; (iv) changes required as part of the collective bargaining process; and (v) modifications or amendments to incorporate changes provided that such modification or amendment does not materially increase or decrease benefits provided under the Plan. Any amendment or modification to the Plan shall be effective at such date as the Compensation Committee may determine with respect to any amendment adopted by the Compensation Committee and as the Benefits Committee may determine with respect to any non-material amendment adopted by the Benefits Committee.

(b) The Plan may not be amended, modified, terminated or discontinued during the one (1) year period beginning on the Change Date. In addition, any amendment, modification, plan termination or discontinuance which would reduce the benefits provided under Article 3 will not become effective until six (6) months after adoption and shall be null and void if a Change in Control occurs during such six (6) month period.
(c) Decisions regarding the design of the Plan (including any decision to amend or terminate, or to not amend or terminate the Plan) will be made in a settlor capacity and will not be governed by the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended.
6.4	Management Rights. Participation in the Plan shall not lessen or otherwise affect the responsibility of an Employee to perform fully his duties in a satisfactory and workmanlike manner. This Plan shall not be deemed to constitute a contract between a Participating Company and any Employee or other person whether or not in the employ of the Participating Company, nor shall anything herein contained be deemed to give any Employee or other person whether or not in the employ of a Participating Company any right to be retained in the employ of any Participating Company, or to interfere with the right of any Participating Company to discharge any Employee at any time and to treat him without any regard to the effect which such treatment might have upon him as an Employee covered by the Plan.
6.5	Funding. The Plan shall constitute an unfunded and unsecured obligation of the Participating Companies payable from the general funds of such Participating Companies.
6.6	Withholding of Taxes. Each Participating Company may withhold from any amounts payable under the Plan all federal, state, city and/or other taxes as shall be legally required.
6.7	Participant’s Responsibility. Each Participant (or personal representative of a deceased Participant’s estate) shall be responsible for providing the Administrative Committee with his current address. Any notices required or permitted to be given hereunder shall be deemed given if directed to such address and mailed by regular United States mail. The Administrative Committee shall not have any obligation or duty to locate a Participant.
6.8	Indemnification. Each Participating Company shall indemnify and hold harmless each member of the Board of Directors, each member of the Benefits Committee, each member of the Administrative Committee and each officer and employee of a Participating Company to whom are delegated duties, responsibilities, and authority with respect to this Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including, but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of this Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by a Participating Company. Notwithstanding the foregoing, a Participating Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Participating Company consents in writing to such settlement or compromise.
6.9	Governing Law. The Plan shall be governed by and construed in accordance with applicable Federal laws, including ERISA, governing employee benefit plans and in accordance with the laws of the State of Oklahoma where such laws are not in conflict with the aforementioned federal laws.
6.10	Right of Recovery. If any Participating Company makes payment(s) in excess of the amount required under the Plan, the Administrative Committee shall have the right to recover the excess payment(s) from any person who received the excess payment(s). Such recovery shall be returned by the Administrative Committee to such Participating Company.
6.11	Adoption by Participating Company. Any Affiliate may adopt or withdraw from this Plan. The adoption resolution may contain such specific changes and variations in this Plan’s terms and provisions applicable to the employees of the adopting Participating Company as may be acceptable to the Administrative Committee.
6.12	Code Section 409A. It is intended that this Plan meet the requirements of the short-term deferral exception from Section 409A of the Code and it is recognized that it may be necessary to modify this Plan to reflect guidance under Section 409A of the Code issued by the Internal Revenue Service. The Compensation Committee and the Benefits Committee shall have discretion in determining: (i) whether any modification of the Plan is desirable or appropriate; and (ii) the terms of any such modification.
     Notwithstanding any provision to the contrary in this Plan, no payment or distribution under this Plan which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s termination of employment with the Company will be made prior to the earlier of: (i) the expiration of the six (6)-month period measured from the date of his “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A); or (ii) the date of his death, if he is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 6.12 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed such key employee in a lump sum, and any remaining payments due under this Plan will be paid in accordance with the normal payment dates specified for them herein.
     IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed effective as herein provided.

THE WILLIAMS COMPANIES, INC.
By:	s/ Stephanie Cipolla
Title: Vice President Human Resources